Exhibit 99.1

Agrify Announces Pricing of $75 Million Public Offering of Common Stock

BURLINGTON, Mass., February 16, 2021 -- Agrify Corporation (NasdaqCM:AGFY) (“Agrify” or the “Company”), a developer of highly advanced and proprietary precision hardware and software grow solutions for the indoor agriculture marketplace, today announced the pricing of an underwritten public offering of 5,555,555 shares of its common stock at a price to the public of $13.50 per share for gross proceeds of approximately $75 million.

Maxim Group LLC is acting as sole book-running manager in connection with the offering.

Agrify also has granted the underwriters a 45-day option to purchase up to an additional 833,333 shares of common stock, at the public offering price less discounts and commissions. The offering is expected to close on or about February 19, 2021, subject to customary closing conditions.

The shares of common stock described above are being offered by the Company pursuant to a Registration Statement on Form S-1 (Registration No. 333-253005) with the United States Securities and Exchange Commission (“SEC”). A prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, any security in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Agrify (NasdaqCM:AGFY)

We are a developer of premium grow solutions for the indoor agriculture marketplace. We use data, science, and technology to empower our customers to be more efficient, more productive, and more intelligent about how they run their businesses. Our highly advanced and proprietary hardware and software solutions have been designed to help our customers achieve the highest quality, consistency, and yield, all at the lowest possible cost. For more information, please visit our website at www.agrify.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for additional funds; intellectual property matters; competition; as well as other risks described in the section entitled “Risk Factors” in the prospectus from our initial public offering, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

Company Contacts:

Agrify

Niv Krikov

Chief Financial Officer

niv.krikov@agrify.com

(617) 896-5240

Rob Kelly

Investor Relations

rob@mattio.com

(416) 992-4539